THOMAS & PERKINS


February 5, 1999


Mr. Frank Keery, CEO
Titan Motorcycle Company of America, Inc.
2222 West Peoria Avenue
Phoenix, AZ 85029

Dear Frank:

It was good to talk to you today. This letter confirms that Thomas & Perkins has agreed to be paid in shares of restricted common stock (in lieu of cash) for our services in developing, designing and programming a website for Titan Motorcycle Company of America. The cost of this website development is approximately $83,000, as detailed in our estimates. We agreed that the payment in stock will be made at the end of each phase -- in other words, three stock payments will be according to the schedule of phases noted in our plan. Each phase payment will use the same share value noted below.

We have verbally agreed that we will use today's closing price of $4.125 per share in our calculations. Per our contract, the per share price of the shares will be discounted by fifteen (15%) percent. When this discount is applied, the cost per share equals $3.51.

$83,000 divided by $3.51 equals 23,647 shares of Titan stock. Please send us the original stock certificates via registered mail or another safe mode of transportation as we conclude each phase. The shares should be made out to Thomas & Perkins, Inc.

Frank, we are excited to be shareholders in your dynamic company. Please call me if you have any questions.

Sincerely,

/s/ Bryan J. Thomas
-----------------------------
Bryan J. Thomas
President